UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 13, 2010
Allion Healthcare, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-17821	11-2962027

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1660 Walt Whitman Road, Suite 105
Melville, New York 11747

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (631) 547-6520
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     (a) On January 13, 2010 (the “Closing Date”), Allion Healthcare, Inc. (the “Company” or “Allion”), successor by merger to Brickell Bay Merger Corp. (“Merger Sub”), and certain of its subsidiaries entered into a Credit Agreement with Fifth Third Bank, as Administrative Agent, and the other lenders named therein (the “Credit Agreement”).
     The Credit Agreement provides for a five-year $115,000,000 senior secured credit facility comprised of a $95,000,000 term loan and a $20,000,000 revolving credit facility. At the Company’s option, the principal balance of loans outstanding under the term loan and the revolving credit facility will bear interest at a rate equal to (i) LIBOR plus an applicable margin equal to 5.50% or (ii) a base rate that is the greatest of: (i) the rate of interest announced by the Administrative Agent from time to time as its “prime rate” as in effect on such day, with any change in the base rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate (it being acknowledged that such rate may not be the Administrative Agent’s best or lowest rate), (ii) the sum of (x) the Federal Funds Rate, plus (y) 1/2 of 1% and (iii) the sum of (x) the greater of the Adjusted LIBOR that would be applicable to a LIBOR Loan with a one-month Interest Period advanced on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus (y) 1.00%, plus an applicable margin equal to 4.50%. The term loan was fully funded at the closing of the Credit Agreement and the Company is required to make consecutive quarterly principal payments commencing on June 30, 2010. In addition, the Company is required to pay each lender under the revolving credit facility an unused line fee equal to 0.5% per annum on the unused commitment of each lender under the revolving credit facility.
     The Company may prepay the term loan and the revolving credit facility in whole or in part at any time without premium or penalty, subject to reimbursement of the lenders’ customary breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The Credit Agreement includes covenants requiring the Company to maintain certain financial ratios.
     The Company used the proceeds of the term loan and revolving facility to fund a portion of the merger consideration to be paid to the stockholders of Allion as a result of the merger of Merger Sub with and into Allion, with Allion as the surviving entity (the “Merger”) (pursuant to the terms of the Merger Agreement (defined below)). The Company may use proceeds of loans under the revolving credit facility for working capital and other general corporate purposes.
     (b) In connection with the Merger (defined below), the Company and certain of its affiliates also entered into a Securities Purchase Agreement dated as January 13, 2010 (the “Securities Purchase Agreement”) whereby the Company and certain of its affiliates issued senior subordinated notes (the “Notes”) to Falcon Strategic Partners III, LP and certain of its affiliates (collectively, “Falcon”) in the aggregate principal amount of $51,000,000, which bear interest at a rate of 16.00% per annum (3.00% of which may be either paid in cash or added to the principal amount of the Notes at the election of the Company) and will mature 5.5 years from the Closing Date. In addition, Falcon (together with other purchasers of the Notes, as applicable) will receive detachable warrants representing the right to purchase common and preferred stock of Brickell Bay Acquisition Corp. (“Parent”) equal to 3.00% of the total equity interests of Parent on a fully diluted basis.
     The Company used the proceeds from the issuance of the Notes to (x) fund a portion of the merger consideration to be paid to the stockholders of Allion pursuant to the terms of the Merger Agreement (y) pay costs and expenses incurred in connection with the Merger and (z) refinance existing indebtedness of the Company and its subsidiaries.

Item 1.02	Termination of a Material Definitive Agreement
     On January 13, 2010, Allion terminated the Credit and Guaranty Agreement, as amended, dated April 4, 2008, by and among the Company, certain of its subsidiaries, CIT Healthcare LLC, as

Administrative Agent, and the other lenders party thereto. The description of the CIT Credit Agreement included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 10, 2008 is incorporated herein by reference. No material penalties were incurred by Allion as a result of the termination.

Item 2.01.	Completion of Acquisition or Disposition of Assets.
     On January 11, 2010, at a special meeting of the Company’s stockholders, Allion’s stockholders voted to adopt the Agreement and Plan of Merger, dated as of October 18, 2009, by and among Parent, Merger Sub and Allion (the “Merger Agreement”).
     On January 13, 2010, Allion filed a Certificate of Merger with the Secretary of State of the State of Delaware, pursuant to which Merger Sub merged with and into Allion, with Allion continuing as the surviving corporation. As a result of the Merger, Allion became a wholly owned subsidiary of Parent. Under the terms of the Merger Agreement, each share of Allion common stock, par value $0.001 per share, outstanding at the effective time of the Merger (other than shares owned by Parent, Merger Sub, Allion and their respective subsidiaries and stockholders who have perfected and not withdrawn a demand for appraisal rights) was cancelled and converted into the right to receive $6.60 in cash, without interest.
     Effective immediately prior to the completion of the Merger, holders of an aggregate of approximately 27.6% of the issued and outstanding shares of Allion’s common stock exchanged a portion of their shares of Allion’s common stock for a combination of senior preferred stock, junior preferred stock and common stock of Parent, representing approximately 29.2% of the outstanding voting equity interests of Parent.
     At the effective time of the Merger, each outstanding option and warrant not exercised prior to the Merger was cancelled and converted into the right to receive an amount in cash equal to (i) the number of shares subject to such option or warrant, multiplied by (ii) the excess (if any) of $6.60 over the exercise price per share of such option or warrant. Additionally, at the effective time of the Merger, each holder of an outstanding cash-settled phantom stock unit issued by Allion became entitled to receive an amount in cash equal to (i) the number of phantom stock units held by that holder multiplied by $6.60, without interest, plus (ii) a tax gross-up payment to cover any excise tax liability such holder may incur as a result of any payments or benefits, whether paid pursuant to the phantom stock units or otherwise, that may be deemed “golden parachute” payments for tax purposes.
     The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 19, 2010 and is incorporated herein by reference.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     As a result of the Merger, the Company no longer fulfills the numerical listing requirements of the NASDAQ Global Market (“NASDAQ”). Accordingly, on January 13, 2010, at the Company’s request, NASDAQ filed with the SEC a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on Form 25, thereby commencing the process of delisting Allion’s common stock from NASDAQ. The Company intends to file a Form 15 to suspend its reporting obligations under Sections 13(a) and 15(d) of the Exchange Act as soon as practicable.

Item 3.03.	Material Modification to Rights of Security Holders.
     On January 13, 2010, pursuant to the terms of the Merger Agreement, each share of outstanding Allion common stock (other than shares held by the Company, Parent, Merger Sub and their respective subsidiaries and stockholders who have perfected and not withdrawn a demand for appraisal rights) was cancelled and converted into the right to receive $6.60 in cash, without interest and less any applicable withholding taxes.

Item 5.01.	Changes in Control of Registrant.
     The information disclosed in Item 2.01 is hereby incorporated by reference. On January 13, 2010, pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into the Company, with the Company continuing as the surviving corporation in the Merger. As a result of the Merger, the Company became a wholly owned direct subsidiary of Parent. Parent is controlled by investment funds affiliated with H.I.G. Capital, L.L.C., a private equity firm.
     The total cash merger consideration paid by Parent was approximately $140 million, which Parent funded from cash on hand and borrowings under the Credit Agreement and proceeds from the issuance of the Notes. In addition, holders of an aggregate of approximately 27.6% of the issued and outstanding shares of Allion’s common stock received in exchange for a portion of their shares of Allion’s common stock a combination of senior preferred stock, junior preferred stock and common stock of Parent, representing approximately 29.2% of the outstanding voting equity interests of Parent.
     The foregoing description of the Merger Agreement and related transactions does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, a copy of which was previously disclosed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 19, 2009, and which is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Replacement of Directors and Certain Officers
     At the effective time of the Merger on January 13, 2010, in accordance with the Merger Agreement, Brian D. Schwartz, William J. Nolan and Craig M. Kahler, as directors of Merger Sub immediately prior to the effective time of the Merger, replaced Michael P. Moran, Flint D. Besecker, Gary P. Carpenter, Willard T. Derr, William R. Miller, IV and Kevin D. Stepanuk as the members of the Board of Directors of the Company.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     Pursuant to the Merger Agreement, at the effective time of the Merger, the Certificate of Incorporation and Bylaws of Merger Sub as in effect immediately prior to the Merger became the Certificate of Incorporation and Bylaws of the Company. The Certificate of Incorporation and Bylaws of the Company are filed as Exhibits 3.1 and 3.2 hereto, respectively, and are incorporated herein by reference.

Item 8.01.	Other Events.
     Parent issued a press release on January 13, 2010 announcing the consummation of the Merger. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits
     The following exhibits are filed as part of this report:

Exhibit
Number	Description

3.1	Certificate of Incorporation of the Company.

3.2	Bylaws of the Company.

99.1	Press Release, dated January 13, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLION HEALTHCARE, INC. (Registrant)
Dated: January 13, 2010	By:	/s/ Russell J. Fichera
Russell J. Fichera
Chief Financial Officer